Exhibit 10.20.1

Compensation of Directors

Directors who are also our employees or employees of the GS entities, the Onex entities, or their respective affiliates receive no additional compensation for serving as directors. Directors who are not our employees or employees of the GS entities, the Onex entities, or their respective affiliates receive,

•	cash compensation of $17,500 per quarter;

•	11,429 Restricted Stock Units (“RSUs”);

•	an opportunity to make an irrevocable election annually on or before December 31 to take up to $12,500 of their quarterly cash compensation in equivalent shares of HBI common stock; and

•	an opportunity to make an irrevocable election annually to defer up to 50% of their cash compensation with a Company matching contribution of up to 50% of the first 4% of the eligible compensation.

In addition, each director who is not our employee or an employee of the GS entities, the Onex entities, or their respective affiliates and who also serves as a Chairperson for the Audit Committee of the Board of Directors of HBI will receive an additional $1,250 per quarter.